Exhibit 10.18

AMENDMENT NO. 1, dated as of September 1, 2005, to that Employment Agreement dated August 1, 2003 (the “Agreement”) by and between Michael Kahane (the “Executive”) and AMERICAN MEDIA OPERATIONS, INC. (the “Company”).

Effective as of the date first written above, the Agreement is hereby amended as follows:

1. Paragraph 1 a of the Employment Agreement is hereby deleted and the following substituted therefore:

The Contract Term shall be extended to April 17, 2008 on the terms and subject to the conditions set forth in the Agreement.

2. Paragraph 6 of the Employment Agreement is hereby deleted and the following substituted therefore:

Employee Benefits. During the Contract Term, Executive shall be provided, in accordance with the terms of the Company’s employee benefit plans as in effect from time to time, health insurance and short term and long term disability insurance, retirement benefits and fringe benefits (collectively “Employee Benefits”) on the same basis as those benefits are generally made available to other similarly situated employees of the Company. Executive shall be provided with a Company vehicle. Executive will receive 30 “PTO” days per plan year (April 1st to March 31st), Unused “PTO” days may be carried over from year to year. Executive will be permitted to fly business class on any flight over three hour long and shall book said flight(s) through Company’s travel agent (if business class is not available on a certain route, first class travel will be permitted).

All other terms and conditions of Executive’s Employment Agreement and any subsequent amendments of that Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment No. 1 as of the date first written above.

AMERICAN MEDIA OPERATIONS, INC.

By:	/s/ David Pecker	9/12/05

Date

	/s/ Michael Kahane	9/13/05
	Michael Kahane	Date